Exhibit 99.1

Flextronics Contacts:	KKR Contacts:
Thomas J. Smach	US-Mark Semer or Molly Morse
Chief Financial Officer	Kekst and Company
+1.408.576.7722	+212-521-4802 or
investor_relations@flextronics.com	+212-521-4826

Renee Brotherton	Asia – Richard Barton
Senior Director of Corporate Marketing	Gavin Anderson & Company
+1.408.576.7189	+852 2218 9988 or
renee.brotherton@flextronics.com	+852 9308 1056
FLEXTRONICS COMPLETES THE SALE OF SOFTWARE DEVELOPMENT
AND SOLUTIONS BUSINESS TO KKR
Singapore, September 5, 2006– Flextronics International Ltd. (NASDAQ: FLEX) and Kohlberg Kravis Roberts & Co. (“KKR”) today announced that they have completed the sale of Flextronics’ software development and solutions business to an affiliate of KKR as part of a previously announced transaction. Flextronics has retained a 15% equity stake in the software business and continues as an important business partner and customer. Sequoia Capital has also acquired a 9% stake. The transaction values the entire business at approximately $900 million.
Software Chief Executive Officer Ash Bhardwaj and his management team will continue to lead the software business, which is expected to announce a new name in the near future.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace, automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2006 revenues from continuing operations of US $15.3 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on five continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit http://www.flextronics.com.
About KKR
KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, London, Paris, Hong Kong and Tokyo. Over the past year, KKR has committed over $2.5 billion to technology businesses, including SunGard Data Systems, Avago Technologies, and the Semiconductors business of Royal Philips Electronics (pending), which has been renamed NXP. These are considered the three largest private equity technology investments in history, with transaction prices of $11.8 billion, $2.8 billion, and $8.3 billion, respectively. Other KKR technology industry investments include: Amphenol, RELTEC, Wincor, Nixdorf, Tenovis, and Zhone Technologies. Over the past thirty years, KKR has invested in more than 140 transactions with a total value of approximately US$200 billion. For more information, please visit www.kkr.com.
About Sequoia Capital
Since 1972, Sequoia Capital has provided early and growth stage capital to founders and executives who have turned ideas into companies of enduring value. As the “Entrepreneurs Behind the Entrepreneurs”, Sequoia Capital’s Partners have worked with accomplished innovators and operators who have built companies such as Agile Software, Apple Computer, Cisco Systems, Flextronics, Google, Informix, Linear Technology, LSI Logic, Microchip, NetScaler, NetScreen, Network Appliance, nVidia, Oracle, PayPal, and Yahoo! To learn more about Sequoia Capital visit www.sequoiacap.com.